Exhibit 99.1

AIADVERTISING ANNOUNCES SECOND EQUITY INVESTMENT
TRANCHE OF $2.5 MILLION FROM HEXAGON PARTNERS

JANUARY 31, 2024 7:31AM EST

Capital Will Allow for Expansion of Sales and Marketing Initiatives

Cancels $10 Million Securities Purchase Agreement with GHS Investments

Retained ThinkEquity as Financial Advisor

SAN ANTONIO--(BUSINESS WIRE)-- AiAdvertising, Inc. (OTC: AIAD), an industry leader in AI-powered advertising solutions, today completed the second tranche of its securities purchase agreement with Hexagon Partners, Ltd., a Texas-based investment company, for a strategic investment of $2.5 million.

Hexagon Partners Equity Investment

On April 11, 2023, AiAdvertising entered into a securities purchase agreement with Hexagon Partners, Ltd. for a strategic investment of $5.0 million and potentially up to $9.25 million. The investment by Hexagon Partners was structured as the purchase of newly designated Series I Preferred Stock of the Company that converts into AIAD’s common stock at a ratio of 1 to 400. In addition to the initial $5.0 million investment, the transaction provided an option for two additional tranches totaling another $4.25 million investment, with a total blended underlying as-converted common share price that represents an aggregate investment at a premium to the closing price of AIAD’s common stock. The $2.5 million second tranche transaction closed on January 30, 2024, and completes the investment.

Securities Purchase Agreement Terminated on January, 30 2024

On March 28, 2022, the Company entered into purchase agreement with GHS Investments, LLC, a Nevada limited liability company, to buy from the Company, up to $10,000,000 worth of the Company’s registered common stock, $0.001 par value per share from time to time. From March 28, 2022, through January 30, 2024, the Company sold an aggregate of 259,661,078 shares of common stock at an average price of $0.007 per share for gross proceeds of approximately $1.79 million under the agreement. On January 30, 2024, the Company terminated the purchase agreement with GHS Investments.

ThinkEquity Hired as Financial Advisor to list on a National Exchange

On January 12, 2024, AiAdvertising engaged ThinkEquity LLC, a boutique investment bank, to act as AiAdvertising’s financial advisor to list to a national exchange.

"We are privileged to extend our partnership with Hexagon Partners, and we celebrate their continued confidence in our company,” said Jerry Hug, CEO of AiAdvertising. “The new investment will enable us to focus on further development of our AI-powered targeting solutions to generate more engaging, higher-impact campaigns that drive results for our clients. In addition, with the new investment from Hexagon to propel our sales efforts, we believe we will reach cashflow breakeven in the near-term. While we have valued our relationship with GHS Investments, we believe our improving business metrics will allow us to raise capital more efficiently than in the past, and consequently, we have cancelled our $10 million Purchase Agreement with GHS.

“We are also excited to partner with ThinkEquity to explore listing our shares on a national exchange, which will represent a significant milestone for the Company. As we leverage our strong momentum to focus on delivering superior results to our clients, being listed on a national exchange increases corporate visibility, improves liquidity, and raises awareness of AiAdvertising in the financial markets. We look forward to working with the team at ThinkEquity for a successful uplisting,” concluded Hug.

About AiAdvertising

AiAdvertising is an AI-powered solutions provider employing the industry’s most scientifically advanced, patent-pending AI targeting process. Transforming marketing and customer experiences, allowing marketers to personify client data and scientifically target their ideal customers with hyper-personalized campaigns. By harnessing artificial intelligence (AI) and machine learning (ML), we empower brands to easily target, predict, create, scale, measure campaign performance and reduce waste. Our clients gain the intelligence they need to prove advertising’s impact on the bottom line. This means more engaging, higher-impact campaigns that drive conversions and results.

For more information about the Company, please visit www.AiAdvertising.com or our LinkedIn or Twitter pages.

Forward-Looking Statements

This press release may contain “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are included in our filings with the Securities and Exchange Commission, including the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise, except as may be required under applicable law.

Investor Contact:
Larry Holub/Chris Tyson
312-261-6412
AIAD@mzgroup.us
www.mzgroup.us